UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

Remarks of Eugene W. Landy, Chairman, to be given on October 5th, 2016 at the Philadelphia Securities Association Investor Presentation Luncheon

UMH Properties Inc., is one of the oldest REITs. UMH was founded in 1968. Next year there will be a celebration of my 50th year as Chairman of the Board which will be held at the New York Stock Exchange. Over the past twenty years UMH has paid a total cash dividend of $16 per share. There is no better measure of good corporate governance than a management that gives its shareholders the ability to receive cash generated and the decision power to either keep the cash or reinvest it in the corporation as the shareholder wishes.

UMH had several years when cash flow did not cover the dividend or the dividend was covered with the inclusion of non-recurring gains via sales of REIT Securities. In 2016 we are hopeful that our dividend will be covered by our Funds from Operations. In 2017 Funds from Operations may exceed our dividend. In 2017 we may have substantial gains on our REIT securities portfolio.

When UMH holds its quarterly earnings conference call in November I will announce my recommendation to the Board of Directors on next year’s dividend.

At the present time, I am hopeful that I can recommend an increase in UMH’s dividend for 2017. Good corporate governance gives shareholders access to their own money. We intend to maintain that policy.

/s/ Eugene W. Landy
Eugene W. Landy
Chairman of the Board
September 26, 2016

A NYSE Company: Symbol - UMH

since 1968